Exhibit 99.4

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

Up to 77,881,027 Shares of Common Stock To Be Issued Upon the Exercise of Subscription Rights

                        , 2010

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the "Rights Offering") by Telanetix, Inc., a Delaware corporation (the "Company") of shares of its common stock, $0.0001 par value per share ("Common Stock"), that will be issued upon the exercise of non-transferable subscription rights (the "Subscription Rights"), which are being distributed to all holders of record (the "Recordholders") of Common Stock as of 5:00 p.m., Eastern Time, on [•] (the "Record Date"). The Subscription Rights and the Rights Offering are described in the Company's prospectus dated [    •    ], 2010, which is enclosed with this letter (the "Prospectus").

In the Rights Offering, the Company is offering up to an aggregate of 77,881,027 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Eastern Time, on [    •    ], 2010, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond that date (as such date may be extended, the "Expiration Date").

As described in the Prospectus, each Subscription Right includes (i) a basic subscription privilege that entitles the holder to subscribe to purchase 0.2260240464 shares of Common Stock for every share of Common Stock owned as of the Record Date (the "Basic Subscription Privilege") and (ii) an over-subscription privilege that entitles the holder, if such holder exercises its Basic Subscription Privilege in full, to subscribe to purchase 1.1386829059 shares of Common Stock for every share of Common Stock owned as of the Record Date (the "Over-Subscription Privilege").  The price per share under both the basic subscription privilege and the over-subscription privilege is equal to $0.0385202935 (the "Subscription Price"). Subscription Rights may only be exercised in whole numbers; the Company will not issue fractional rights and will round all of the Subscription Rights down to the nearest whole number.

Each holders of Subscription Rights will be required to submit payment in full for all of the shares of Common Stock that the holder wishes to buy under the holder's Basic Subscription Privilege and under  the Over-Subscription Privilege to BNY Mellon Shareholder Services (acting on behalf of The Bank of New York Mellon) (the "Subscription Agent"), by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Any fractional shares of Common Stock resulting from the exercise of a holder's Subscription Rights, including under the Basic Subscription Privilege and under the Over-Subscription Privilege, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that any holder may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to the holder by the Subscription Agent as soon as practicable following the completion of the Rights Offering.

Under the terms of the promissory notes the Company issued on July 2, 2010 to affiliates of Hale Capital Partners, LP (collectively, "Hale"), the Company agreed to use the gross proceeds of the Rights Offering to redeem an aggregate of $3.0 million of principal amount of such notes. To the extent the gross proceeds of the Rights Offering are less than $3.0 million, the Company and Hale agreed that Hale would exchange the principal amount of such notes to be redeemed (up to $3.0 million) for shares of Common Stock at an exchange price equal to the Subscription Price.  The Company paid Hale an aggregate of $60,000 in consideration of the foregoing.  In addition, the Company has agreed to pay Hale upon completion of the Rights Offering an amount of cash equal to the accrued and unpaid interest in respect of the principal amount of the notes redeemed or exchanged for shares of Common Stock in connection with the Rights Offering.

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The Subscription Rights are evidenced by subscription rights certificates (each, a "Subscription Rights Certificate") registered in the Recordholder's name. Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the Recordholder to any other party.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

If you exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights you will be required to certify to the Company and the Subscription Agent with respect to each beneficial owner of Subscription Rights on whose behalf you are acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for under the Basic Subscription Privilege and, in connection with any subscription request under  the Over-Subscription Privilege, the number of shares of Common Stock subscribed for under the Over-Subscription Privilege.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

•	Prospectus;

•	Subscription Rights Certificate;

•	Instructions For Use of Subscription Rights Certificates (including an accompanying Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Telanetix, Inc.);

•
A form of letter that you may send to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

•
Nominee Holder Certification, which must be completed and submitted by you if you exercise the Subscription Rights, including the exercise of the Basic Subscription Privilege and any subscription request under the Over-Subscription Privilege, on behalf of any beneficial owners of Subscription Rights; and

•	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you must deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), together with payment in full of the total subscription amount that is required for all of the shares subscribed for under the Basic Subscription Privilege and any additional shares subscribed for pursuant to the Over-Subscription Privilege, to the Subscription Agent as described further in the Prospectus. The properly completed and signed Subscription Rights Certificate or Notice of Guaranteed Delivery, in either case accompanied by full payment of the total subscription amount, must be received by the Subscription Agent by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A Subscription Rights holder cannot revoke the exercise of Subscription Rights. Subscription Rights not exercised before 5:00 p.m., Eastern Time, on the Expiration Date will expire.

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Additional copies of the enclosed materials may be obtained from the Subscription Agent. Banks and brokers should call [•] and stockholders should call [•].

TELANETIX, INC.

NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TELANETIX, INC. OR THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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